Exhibit 10.2

EXECUTION COPY

NASDAQ STOCKHOLDERS’ AGREEMENT

dated as of

FEBRUARY 27, 2008

among

THE NASDAQ STOCK MARKET, INC.

and

BORSE DUBAI, LIMITED

ii

NASDAQ STOCKHOLDERS’ AGREEMENT

This NASDAQ STOCKHOLDERS’ AGREEMENT, dated as of February 27, 2008 (this “Nasdaq Stockholders’ Agreement”), among The Nasdaq Stock Market, Inc., a Delaware corporation (together with any successor entity thereto, “Nasdaq”) and Borse Dubai Limited, a company registered in the Dubai International Financial Centre in Dubai with company number CL0447 (together with any successor entity thereto, “Borse Dubai”). Nasdaq and Borse Dubai are sometimes referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, pursuant to the OMX Transaction Agreement, dated as of November 15, 2007 (as amended and supplemented, the “OMX Transaction Agreement”) between Nasdaq, Borse Dubai and BD Stockholm AB, a corporation organized under the laws of Sweden, Borse Dubai and the Trust (defined below) will receive shares of common stock, par value $0.01 per share, of Nasdaq (the “Common Stock”); and

WHEREAS, it is a condition precedent to the closing of the transactions contemplated by the OMX Transaction Agreement (the “Closing”) that the Parties hereto execute and deliver this Nasdaq Stockholders’ Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants set forth herein, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) The following terms, as used herein, have the following meanings:

“2005 Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of April 22, 2005, among Nasdaq, Hellman & Friedman Capital Partners IV, L.P., H&F Executive Fund IV, L.P., H&F International Partners IV-A, L.P., and H&F International Partners IV-B, L.P., Silver Lake Partners TSA, L.P., Silver Lake Investors, L.P., VAB Investors, LLC and Integral Capital Partners VI, L.P.

“2008 Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of February 27, 2008, among Nasdaq, Borse Dubai and the Trust.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing Nasdaq and its Affiliates, on the one hand, will not be deemed to be Affiliates of any of Borse Dubai and its Affiliates or Dubai International Financial Exchange Limited, a company registered in the Dubai International Financial Centre in Dubai with company number 0009 and a

Subsidiary of Borse Dubai (together with any successor entity thereto, “DIFX”) and its Affiliates, on the other hand, and vice versa. For the avoidance of doubt, Affiliates of DIFX refer only to Persons directly or indirectly controlled by Investment Corporation of Dubai, a Dubai company.

“Authority” means any domestic (including federal, state or local) or foreign court, arbitrator, administrative, regulatory or other governmental department, agency, official, commission, tribunal, authority or instrumentality, non-government authority or Self-Regulatory Organization.

“beneficial owner” or “beneficially own” and words of similar import have the meaning given such term in Rule 13d-3 under the Exchange Act; provided, however, that for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any security that may be acquired by such Person, whether within 60 days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities and (ii) no Person shall be deemed to beneficially own any security solely as a result of such Person’s execution of this Nasdaq Stockholders’ Agreement.

“Board of Directors” means the board of directors of Nasdaq.

“Borse Dubai Threshold” means, at any time of determination, 19.99% of the issued and outstanding Common Stock calculated on a fully diluted basis, which shall be calculated in accordance with the methodology set forth on Schedule A.

“Business Day” means any day that is not a Friday, Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of New York, Stockholm, Sweden or in Dubai, United Arab Emirates.

“Cause” means any Borse Dubai Board Designee’s or Borse Dubai Nominating Committee Designee’s: (i) conviction of, or guilty plea, to a felony charge (other than felonies related solely to automobile infractions, unless such designee is incarcerated as a result thereof) or (ii) fraudulent conduct or an intentional act or acts of dishonesty in the performance of his or her service as a director that is materially injurious to the financial condition, results of operations or business regulation of Nasdaq.

“Change of Control” means the occurrence of any of the following events: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the outstanding capital stock of Nasdaq or 50% of the total number of outstanding shares of capital stock of Nasdaq, (ii) Nasdaq merges with or into, or consolidates with, or consummates any reorganization or similar transaction with, another Person and, immediately after giving effect to such transaction, less than 50% of the total voting power of the outstanding capital stock of the surviving or resulting person is beneficially owned in the aggregate by the stockholders of Nasdaq immediately prior to such transaction, (iii) in one transaction or a series of related transactions, Nasdaq, directly or indirectly (including through one or more of its subsidiaries) sells, assigns, conveys, transfers, leases or otherwise disposes of, all or substantially all of the assets or properties (including capital stock of subsidiaries) of Nasdaq, but excluding sales, assignments, conveyances, transfers, leases or other dispositions of assets or properties (including capital stock of subsidiaries) by Nasdaq or any of its subsidiaries to any direct or indirect wholly-owned subsidiary of Nasdaq, (iv) individuals who, immediately following the consummation of the transactions contemplated by the OMX Transaction Agreement, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors (other than in connection with a transaction described in (i), (ii) or (iii) above); provided, however, that any individual becoming a director subsequent to the consummation of the transactions contemplated by the OMX Transaction Agreement whose election, or nomination for election, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board or (v) the liquidation or dissolution of Nasdaq.

“Commission” means the Securities and Exchange Commission.

“Commission Approval” has the meaning assigned thereto in the OMX Transaction Agreement.

“Competitor” means any Person (other than an Affiliate of Borse Dubai) that, during the 12 calendar months preceding the date of transfer derived more than 20% of its gross revenues from (i) the provision by such Person of listing, order execution or matching services for securities, (ii) the conduct by such Person of an international or national securities market or exchange, (iii) acting as a Self-Regulatory Organization, (iv) operating an “electronic communications network,” as defined under the Exchange Act or (v) operating an “alternative trading system” as defined in Regulation ATS under the Exchange Act.

“Derivative Securities” means options, warrants, rights to purchase capital stock of Nasdaq, or any securities that are exercisable, convertible or exchangeable for capital stock of Nasdaq.

“DIFX Stockholders’ Agreement” means that certain agreement, dated as of the date hereof, by and among Nasdaq, Borse Dubai and the Dubai International Financial Exchange.

“Excess Shares” has the meaning assigned thereto in Nasdaq’s Amended and Restated Certificate of Incorporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facilities Agreement” means that certain Facilities Agreement, dated August 17, 2007, as amended and restated on September 20, 2007 and as amended on September 24, 2007, among, inter alia, Borse Dubai, as borrower, the lenders party thereto and HSBC.

“Fair Market Value” means the following:

(a) In the case of securities quoted on any exchange, the “Fair Market Value” of such securities will be equal to the 5-day volume weighted average price of such securities on the primary exchange on which they are listed on the five trading days immediately preceding the date such distribution is declared by the Board of Directors.

(b) In the case of any other property, the “Fair Market Value” means the value of such property, assuming an arm’s-length transaction between a willing buyer and seller, capable of being sold free of restriction in a liquid market without giving effect to any discounts (for minority interests), taking into account any other factors that the Persons making such determination reasonably believe should be taken into account, and, if such property includes Common Stock, assuming carrying on of Nasdaq as a going concern. Absent agreement by the applicable parties as to the “Fair Market Value” within 20 days after the date such distribution is declared by the Board of Directors, the applicable parties shall each designate, within 10 days after such 20-day period, an Investment Bank to determine the Fair Market Value. Within 30 days after the Investment Banks are chosen, each Investment Bank shall determine its final view as to the Fair Market Value and shall deliver such final view to the applicable parties. If the difference between the higher and the lower of the respective final views of the two Investment Banks is less than 10% of the higher of the respective final views, then the Fair Market Value determined shall be the average of those two views. If the difference between the higher and the lower of the respective final views of the two Investment Banks is equal to or greater than 10% of the higher of the respective final views, the applicable parties shall instruct the Investment Banks jointly to designate a third Investment Bank who shall be an Independent Investment Bank (the “Mutually Designated Appraiser”). The Mutually Designated Appraiser shall be designated within 15 days following the determination of the final views of the two Investment Banks as described above and shall, within 30 days of such designation, determine its final view as to the Fair Market Value and shall deliver such final view to DIFX and Nasdaq. The Fair Market Value, if a Mutually Designated Appraiser is used, shall be equal to the average of the two closest Fair Market Value determinations of the three appraisers, or, if the difference between the highest and middle determination is equal to the difference between the middle and lowest determination, then the Fair Market Value will be equal to the middle determination. The Fair Market Value as designated by the Mutually Designated Appraiser, shall be final and binding on the parties, and may be entered and enforced in any court having jurisdiction. Each party shall bear the fees and expenses of its Investment Bank. Fees and expenses of the Mutually Designated Appraiser shall be borne equally by the applicable parties. Notwithstanding the foregoing, in the event that one of the applicable parties does not appoint an Investment Bank within the time periods specified above, such party shall have waived its rights to appoint an Investment Bank and the determination of the Fair Market Value shall be made solely by the Investment Banks of the party who did appoint an Investment Bank. Each of the parties (on its own behalf and on behalf of its respective Affiliates) shall cooperate with each of the Investment Banks and the Mutually Designated Appraiser to provide such information as may reasonably be requested. In addition, if the property being valued includes DIFX Shares, Borse Dubai shall use commercially reasonable efforts to cause DIFX to provide to each of the Investment Banks and the Mutually Designated Appraiser reasonable access to management of DIFX and to the books and records of DIFX so as to allow each of them to conduct due diligence examinations in scope and duration as are customary in valuations of this kind.

“FINRA” means the Financial Industry Regulatory Authority, Inc. and its successors.

“H&F and SLP” means Hellman & Friedman Capital Partners IV, L.P., H&F International Partners IV-A, L.P., H & F International Partners IV-B, L.P., H&F Executive Fund, IV L.P.; Silver Lake Partners II TSA, L.P., Silver Lake Technology Investors II, L.L.C., Silver Lake Partners TSA, L.P., and Silver Lake Investors, L.P. or their respective affiliated investment funds that are: (1) under common management and control, (2) comprised of members or partners with the same ultimate ownership and (3) subject to terms and conditions substantially identical in all material respects.

“HSBC” means HSBC Bank plc, as Security Trustee for the benefit of the Secured Parties (as such term is defined in the Facilities Agreement) under the Nasdaq Share Charge.

“Independent Investment Bank” means, as of any date of determination, an Investment Bank that (i) is not a Party or an Affiliate of a Party and (ii) has not performed work more than de minimis in amount or significance for a Party or an Affiliate of any Party or a DIFX Affiliate (as defined in the DIFX Stockholders’ Agreement) within the prior two years from the date of determination.

“Initial Interest” means 42,901,148 Shares (i) as adjusted for any stock dividend, stock split, recapitalization or similar event in respect of such Shares and (ii) as decreased by the number of Shares transferred to the Trust or repurchased in accordance with the provisions of Section 2.1(c).

“Investment Bank” means any investment banking firm of international standing.

“Nasdaq Board Exemption” has the meaning assigned thereto in the OMX Transaction Agreement.

“Nasdaq Share Charge” means the pledge agreement to be entered into between Borse Dubai and HSBC in connection with the Closing, whereby Borse Dubai has pledged all of its right, title and interest in and to the Shares of Nasdaq that it owns to secure its obligations under the Facilities Agreement.

“Nominating Committee” means the Nominating Committee of the Board of Directors.

“Person” means an individual or a corporation, partnership, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any claim, suit, action or legal, administrative, arbitration or other alternative dispute resolution proceeding or investigation.

“Representatives” means, with respect to any Party, the directors, officers, employees, agents, attorneys, accountants, consultants, current or potential lenders, financial and other advisors of such Party.

“Securities Act” means the Securities Act of 1933, as amended.

“Self-Regulatory Organization” means FINRA, any United States or non-United States securities exchange, commodities exchange, registered securities association, the Municipal Securities Rulemaking Board, National Futures Association, and any other board or body, whether United States or non-United States, that regulates brokers, dealers, commodity pool operators, commodity trading advisors or future commission merchants.

“Shares” means shares of Common Stock.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Third Party Tender Offer” means a bona fide public offer subject to the provisions of Regulation 14D or 14E under the Exchange Act, by a Person (that is not made by and does not include Nasdaq or any of its Affiliates, Borse Dubai or any of its Affiliates or any group that includes as a member Borse Dubai or any of its Affiliates) to purchase or exchange for cash or other consideration all of the outstanding capital stock of Nasdaq.

“Trust Agreement” means that certain Trust Agreement, dated as of February 21, 2008, among Nasdaq, Borse Dubai and the Trustee.

“Trust” means the trust established pursuant to the Trust Agreement.

“Trustee” has the meaning assigned thereto in the Trust Agreement.

“Voting Limit Exemption” means an exemption for any other Person from the limitations of Article Fourth, Section C.6(b) of Nasdaq’s Amended and Restated Certificate of Incorporation (other than an exemption granted in connection with the establishment of a strategic alliance with another exchange or similar market, such that the rights of H&F and SLP thereunder are not triggered).

“Voting Percentage” means the percentage of all such Person’s Voting Securities entitled to vote after taking into account the Voting Limit Exemption.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections set forth below:

Term	Defined in
Borse Dubai	Preamble
Borse Dubai Board Designee	Section 3.1(a)
Borse Dubai Exemption	Section 4.2
Borse Dubai Nominating Committee Designee	Section 3.1(b)
Closing	Recitals
Common Stock	Recitals
DIFX	Section 1.1(a)
Exercise Notice	Section 5.5(a)
Incumbent Board	Section 1.1(a)
Indemnified Liabilities	Section 6.1
Indemnified Parties	Section 6.1
LSE	Section 3.1(f)
Mutually Designated Appraiser	Section 1.1(a)
Nasdaq	Preamble

Nasdaq Stockholders’ Agreement	Preamble
Notice Date	Section 5.5(a)
Notice of Issuance	Section 5.5(a)
Offered Shares	Section 5.5(a)
OMX	Section 3.1(b)
OMX Transaction Agreement	Recitals
Parties	Preamble
Party	Preamble
Proportional Share Amount	Section 5.5(a)
Proposed Issuance	Section 5.5(a)
Revised Notice Date	Section 5.5(a)
Revised Notice of Issuance	Section 5.5(a)
Standstill Termination Date	Section 5.3(a)
Transfer	Section 2.1(a)

ARTICLE II

TRANSFER RESTRICTIONS

Section 2.1 Transfer by Borse Dubai.

(a) For one year following the date of this Nasdaq Stockholders’ Agreement, Borse Dubai shall not transfer, sell, assign, or otherwise dispose of (“Transfer”) any of the Shares beneficially owned by it, except (A) in compliance with all applicable federal securities laws and (B):

(i) to one or more Affiliates, so long as such Affiliates agree in writing to be bound by and Borse Dubai continues to be bound by the terms of this Nasdaq Stockholders’ Agreement (for the avoidance of doubt, upon such Transfer, Borse Dubai and such Affiliates will be treated as one “party” for all purposes under this Nasdaq Stockholders’ Agreement); provided, however, that if any such transferee ceases to be an Affiliate of Borse Dubai, then such transferee shall transfer its Shares to Borse Dubai or one of its Affiliates then a Party to this Nasdaq Stockholders’ Agreement;

(ii) to Nasdaq or any of its Subsidiaries, including pursuant to a share buyback (for the avoidance of doubt, to the extent that Borse Dubai’s participation in such buyback is limited to its pro rata interest, such interest shall be based on its beneficial ownership, provided, however, that in no event shall Borse Dubai’s and the Trusts’s participation in any buyback for which participation is so limited exceed the pro rata interest based on Borse Dubai’s beneficial ownership);

(iii) pursuant to a merger, consolidation, share exchange, tender offer or other similar transaction involving Nasdaq; provided, however, that notwithstanding the foregoing, a Transfer pursuant to a voluntary tender of Shares may only be undertaken in reliance on this clause (iii) if, within 10 Business Days of the date on which notice of such transaction is first sent or given to the Board of Directors, the Board of Directors does not recommend rejection of such transaction;

(iv) to the Trust, to the extent necessary to reduce Borse Dubai’s ownership of Common Stock to the Borse Dubai Threshold in order to comply with the requirements of Section 2.1(c), below;

(v) by way of a grant of a security interest to HSBC under the Nasdaq Share Charge;

(vi) to any Person in connection with the exercise by HSBC of any of its rights and remedies as Security Trust under the Nasdaq Share Charge, provided that upon any such Transfer, HSBC or any transferee in connection with the exercise by HSBC of any such rights and remedies shall be bound by Section 2.1(b)(i) of this Nasdaq Stockholders’ Agreement; or

(vii) with the prior written consent of Nasdaq.

(b) Notwithstanding anything in the foregoing to the contrary, Borse Dubai shall not Transfer any Shares:

(i) to any Competitor except (A) pursuant to a merger, consolidation, share exchange, tender offer or other similar transaction involving Nasdaq, (B) in any such Transfer pursuant to a public offering or a sale pursuant to Rule 144 under the Securities Act, provided that Borse Dubai does not have actual knowledge that a purchaser pursuant thereto is a Competitor, or (C) to any investment bank or its Affiliate (1) in the capacity of an underwriter, placement agent, broker, dealer or similar function or (2) in a transaction (or series of related transactions) involving the transfer of Shares representing less than 5.0% of the outstanding Common Stock, provided, that, for the avoidance of doubt, the provisions of this Section 2.1(b)(i) shall not operate so as to prevent the grant by Borse Dubai of a security interest in the Shares of Nasdaq that it owns in favor of HSBC pursuant to the Nasdaq Share Charge or any Transfer to HSBC in connection with the exercise by HSBC of its rights under the Nasdaq Share Charge, provided, further, that upon any such Transfer, HSBC or any transferee in connection with the exercise by HSBC of its rights under the Nasdaq Share Charge shall be bound by this Section 2.1(b); and

(ii) to the Trust, except to the extent necessary to reduce Borse Dubai’s ownership of Common Stock to the Borse Dubai Threshold in order to comply with the requirements of Section 2.1(c), below.

(c) If, during the eighteen month period from the date of this Nasdaq Stockholders’ Agreement, Nasdaq repurchases any Common Stock, then Borse Dubai shall, at its option, either (a) participate in such repurchase (on a pro rata basis based on the number of shares acquired by Nasdaq in such repurchase) or (b) contribute Shares to the Trust, in either case as necessary in order to reduce its ownership of Common Stock to the Borse Dubai Threshold.

(d) To the extent any securities have been registered in accordance with Section 2.1(c) or Section 2.1(d) of the 2005 Registration Rights Agreement, and for so long as Borse Dubai or the Trust continue to own any Registrable Securities (as defined in the 2008 Registration Rights Agreement, but without giving effect to the second sentence of such definition), Borse Dubai shall not, and shall direct the Trust not to, effect any sale or distributions of Shares, including a sale pursuant to Rule 144 (except as part of any such registration, if permitted), during such period as the lead underwriter of such registration may reasonably request, no greater than ninety (90) days, beginning on the effective date of any registration statement relating to an offering under Section 2.1(c) of the 2005 Registration Rights Agreement or the pricing of an offering under Section 2.1(d) of the 2005 Registration Rights Agreement.

Section 2.2 Hedging Transactions. For one year following the date of this Nasdaq Stockholders’ Agreement, Borse Dubai will not enter into any swap or any other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of Common Stock, whether such transaction is to be settled by delivery of shares of Common Stock, other securities, cash or otherwise. Thereafter, Borse Dubai will maintain a “net long position” (as such term is defined in Rule 14e-4 of the Exchange Act) with respect to the Shares it beneficially owns.

Section 2.3 Trust Matters.

(a) If, at any time after the date hereof, Borse Dubai and its Subsidiaries, taken as a whole, own less than 19.99% of the outstanding Shares calculated on a fully diluted basis (in accordance with the methodology set forth on Schedule A, but not including any Shares owned by the Trust) and Borse Dubai desires for the Trustee to transfer a number of Shares from the Trust to Borse Dubai in order to increase Borse Dubai’s ownership to such 19.99% level, then, upon the request of Borse Dubai, Nasdaq shall within five (5) Business Days of such request execute a certificate signed by an executive officer of Nasdaq in a form reasonably acceptable to Borse Dubai, confirming that the Trustee may transfer such number of Shares from the Trust to Borse Dubai.

(b) As of the date hereof, because Borse Dubai beneficially owns the Shares held by the Trust, the Shares held by Borse Dubai and the Trust collectively are subject to the voting limitation imposed by Article Fourth, Section C.2 of Nasdaq’s Amended and Restated Certificate of Incorporation. As a result, until such voting limitation is no longer applicable to the Shares beneficially owned by Borse Dubai (whether as the result of its decreased percentage interest in the Shares, pursuant to Section 4.2 hereof, a combination or either or otherwise), Borse Dubai shall vote all Shares beneficially owned by Borse Dubai, and the Trust shall have no separate voting rights. However, if, at any time after the date hereof such voting limitation is no longer applicable to the Shares beneficially owned by Borse Dubai, Trustee shall have the right to vote the Shares held by the Trust on any matters submitted to the stockholders of Nasdaq, and Borse Dubai shall use its reasonable best efforts to cause the Trustee to execute a proxy with respect to the Shares held by the Trust in favor of the Corporate Secretary or other designee of Nasdaq to vote on respect to such matters. The Corporate Secretary or other designee of Nasdaq shall vote such Shares pro rata with the other shareholders of Nasdaq (excluding Borse Dubai) at the time of any such vote.

(c) For as long as the Trust continues to hold any Shares, Borse Dubai shall use its reasonable best efforts to cause the Trustee to dispose of any Shares owned by the Trust (including, pursuant to the 2008 Registration Rights Agreement); provided, however, that Borse Dubai shall have no obligation to cause the Trust to dispose of such Shares if the net amount that the Trustee would receive on the sale of any Share is less than the sum of: (i) $51.52; plus (ii) the reasonable, documented out of pocket expenses and fees of the Trustee not recovered pursuant to any prior dispositions (whether or not previously paid by Borse Dubai), payable by Borse Dubai under the Fee Agreement (as defined in the Trust Agreement) divided by the total number of Shares then owned by the Trust; plus (iii) a cost of capital of 6% annually (pro rata for the period such Shares are held by the Trust); minus (iv) any cash distributions or the Fair Market Value of distributions of property made by Nasdaq to the Trust divided by the total number of Shares owned by the Trust as of the date of such distribution; and provided further, however, that Borse Dubai shall not cause the Trustee to dispose of any Shares to any Competitor except (A) pursuant to a merger, consolidation, share exchange, tender offer or other similar transaction involving Nasdaq, (B) in any such Transfer pursuant to a public offering or a sale pursuant to Rule 144 under the Securities Act, provided that Borse Dubai does not have actual knowledge that a purchaser pursuant thereto is a Competitor, and (C) to any investment bank or its Affiliate (1) in the capacity of an underwriter, placement agent, broker, dealer or similar function or (2) in a transaction (or series of related transactions) involving the transfer of Shares representing less than 5.0% of the outstanding Common Stock. If Borse Dubai intends to cause the Trustee to dispose of any Shares, Borse Dubai shall consult with Nasdaq prior to completing any such transaction.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1 Board Appointment Obligation.

(a) For so long as Borse Dubai continues to beneficially own at least one-half of the Initial Interest, Borse Dubai shall have the right to nominate two persons reasonably acceptable to the Nominating Committee (or an successor committee serving such function) (the “Borse Dubai Board Designees”) as directors to the Board of Directors. Nasdaq hereby agrees to (i) include the Borse Dubai Board Designees as nominees to the Board of Directors on each slate of nominees for election to the Board of Directors proposed by management of Nasdaq, (ii) recommend the election of the Borse Dubai Board Designees to the shareholders of Nasdaq and (iii) without limiting the foregoing, otherwise use its reasonable best efforts to cause the Borse Dubai Board Designees to be elected to the Board of Directors. The initial two Borse Dubai Board Designees, Essa Kazim and Soud Ba’Alawy, shall be appointed to the Board of Directors on March 1, 2008.

(b) For so long as Borse Dubai beneficially owns at least one-half of the Initial Interest, Nasdaq hereby agrees to use its reasonable best efforts to: (1) cause the appointment of one of the Borse Dubai Board Designees (but only if such Borse Dubai Board Designee meets the requirements to sit on any such committee) to the following committees of the Board of Directors: Audit, Executive, Finance and Management Compensation (or any future committees serving any of the functions currently served by such committees) and (2) cause the appointment of one person designated by Borse Dubai who shall not be a Borse Dubai Board Designee and who shall be reasonably acceptable to the Nominating Committee (or an successor committee serving such function) (the “Borse Dubai Nominating Committee Designee”) to the Nominating Committee, in each of the foregoing subject to applicable law, regulation, stock exchange listing standard or committee composition standards. The initial Borse Dubai Nominating Committee Designee shall be designated by Borse Dubai as soon as reasonably practicable after the date hereof. Nasdaq (A) shall promptly thereafter cause the appointment of such designee to the Nominating Committee and (B) covenants that the Nominating Committee shall take no action until such designee has been appointed to the Nominating Committee. The initial Borse Dubai Nominating Committee Designee shall be designated by Borse Dubai as soon as reasonably practicable after the date hereof. Nasdaq (A) shall promptly thereafter cause the appointment of such designee to the Nominating Committee and (B) covenants that the Nominating Committee shall take no significant or material action until such designee has been appointed to the Nominating Committee. To the extent that OMX AB (publ), a public corporation organized under the laws of Sweden (“OMX”), remains a public listed company, Nasdaq and Borse Dubai agree to negotiate in good faith and take all reasonable actions to arrange for and cause Borse Dubai’s representation on the OMX board of directors.

(c) For so long as Borse Dubai beneficially owns at least one-fourth of the Initial Interest, Borse Dubai shall have the right to nominate one Borse Dubai Board Designee in accordance with the terms set forth in Section 3.1(a), but shall have no right under Section 3.1(b) in respect of any committee of the Board of Directors or the OMX board of directors.

(d) In the event that any Borse Dubai Board Designee or Borse Dubai Nominating Committee Designee for any reason ceases to serve as such during his or her term of office, to the extent Borse Dubai is entitled to designate a Borse Dubai Board Designee or Borse Dubai Nominating Committee Designee pursuant to this Section 3.1, the resulting vacancy on the Board of Directors, any committees of the Board of Directors or the Nominating Committee shall be filled by a person designated by Borse Dubai and reasonably acceptable to the Nominating Committee (or an successor committee serving such function).

(e) Any Borse Dubai Board Designee and Borse Dubai Nominating Committee Designee may be removed for Cause at any time by a majority of the Board of Directors.

(f) Notwithstanding any other provisions of this Nasdaq Stockholders’ Agreement, the Parties agree that (i) Nasdaq shall use reasonable best efforts not to provide Borse Dubai or the Borse Dubai Board Designee with any non-public information relating to any proposed transaction between Nasdaq or any of its Affiliates and London Stock Exchange Group plc (“LSE”) or any acquisition or divestiture (directly or indirectly) by Nasdaq of any of the shares of capital stock of LSE (or related derivative securities) and (ii) that the Borse Dubai Board Designee shall not be entitled to participate in any discussions or vote on any matters related to LSE.

Section 3.2 No Interference with Board Rights. Nasdaq will use its reasonable best efforts not to, directly or indirectly, propose or take any action to encourage any modification to the composition of the Board of Directors or the OMX board of directors that, in Nasdaq’s reasonable judgment, would likely result in the elimination or significant diminishment of the rights of Borse Dubai specified in Section 3.1; provided that the foregoing shall in no way limit Nasdaq’s right to increase the number of directors on the Board of Directors.

ARTICLE IV

INFORMATION RIGHTS; VOTING RIGHTS

Section 4.1 Information Rights. Subject to appropriate confidentiality arrangements, to the extent not otherwise filed with the Commission, Nasdaq will provide to Borse Dubai:

(a) as soon as available and in any event within 90 days after the end of each fiscal year of Nasdaq, a balance sheet of Nasdaq as of the end of such fiscal year and the related statements of profit and loss and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by a report thereon of Ernst & Young LLP or other independent registered public accounting firm; and

(b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Nasdaq, a balance sheet of Nasdaq as of the end of such quarter and the related statements of profit and loss and cash flows for such quarter and for the portion of Nasdaq’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Nasdaq’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, consistency and, except for the absence of footnotes, generally accepted accounting principles by the Chief Financial Officer or the chief accounting officer of Nasdaq.

Section 4.2 Voting Rights. If, after the date hereof, either (a) the Board of Directors approves a Voting Limit Exemption and seeks approval for such exemption from the Commission in accordance with Section 12.5 of Nasdaq’s By-Laws (or any successor provision) or (b) the Board of Directors, in its sole discretion, determines it is in Nasdaq’s interests to seek Commission approval for the exemption from Article Fourth, Section C.2 of Nasdaq’s Amended and Restated Certificate of Incorporation for Excess Shares held by Borse Dubai (the “Borse Dubai Exemption”), then, with respect to clause (a), Nasdaq shall use its reasonable best efforts to obtain the approval of the Commission with respect to the Nasdaq Board Exemption (provided, however, that if a Voting Limit Exemption covering fewer than all of such other Person’s Excess Shares has become effective, then to the extent permissible by Nasdaq’s Amended and Restated Certificate of Incorporation, the Voting Percentage of the Voting Securities beneficially owned by Borse Dubai may be voted (upon receipt of the Commission Approval); provided further, however, if the Voting Limit Exemption does not so limit H&F and SLP voting rights, then, upon receipt of the Commission Approval, neither shall Borse Dubai’s voting rights be so limited), and, with respect to (b), Nasdaq shall use its reasonable best efforts to obtain the approval of the Commission with respect to the Borse Dubai Exemption.

ARTICLE V

STANDSTILL; PREEMPTIVE RIGHTS

Section 5.1 Standstill. Borse Dubai (on behalf of itself and its Affiliates) hereby agrees that, from the date hereof until the Standstill Termination Date (as defined in Section 5.3), neither Borse Dubai nor any of its Affiliates will:

(a) purchase or otherwise acquire, offer or propose to acquire, or solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, beneficial or record ownership of any shares of the capital stock of Nasdaq or any Derivative Securities (excluding shares and securities received by way of stock dividend, stock reclassification or other distributions or offerings made available on a pro rata basis to Nasdaq’s stockholders) if, after giving effect thereto, Borse Dubai, its Affiliates and all groups of which Borse Dubai or any of its Affiliates is a member would beneficially own an amount of shares of capital stock of Nasdaq, including any Derivative Securities on an as-exercised, converted or exchanged basis, as applicable, in excess of the Borse Dubai Threshold; provided, however, that, if as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by Nasdaq, Borse Dubai beneficially owns an amount of shares of capital stock of Nasdaq, including any Derivative Securities on an as-exercised, converted or exchanged basis, as applicable, in excess of the Borse Dubai Threshold, Borse Dubai shall not be in violation of this Section 5.1(a) so long as Borse Dubai does not take any of the actions referred to in the first clause of this Section 5.1(a) and Borse Dubai complies with Section 2.1(c) hereof;

(b) make, or in any way participate in, directly or indirectly, alone or in concert with others (including by or through any group of which Borse Dubai or any of its Affiliates is a member), any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote securities of Nasdaq or to provide or withhold consents with respect to securities of Nasdaq, whether subject to or exempt from the proxy rules, or seek to advise or influence any person or entity with respect to, the voting of, or the providing or withholding consent with respect to, any securities of Nasdaq;

(c) either directly or indirectly in concert with others (including by or through any group of which Borse Dubai or any of its Affiliates is a member) make any offer with respect to, or make or submit a proposal with respect to, or ask or request any other person to make an offer or proposal with respect to, or in any other way support, any transaction that would, if consummated, be reasonably likely to result in a Change of Control, including a merger, business combination, restructuring, reorganization, recapitalization, tender or exchange offer or asset disposition involving Nasdaq or any of its Affiliates;

(d) except as provided in Article III hereof, either directly or indirectly in concert with others (including by or through any group of which Borse Dubai or any of its Affiliates is a member) seek representation on the Board of Directors or the board of directors or equivalent of any of Nasdaq’s controlled Affiliates, seek to remove any members of the Board of Directors or expand or reduce the size of the Board of Directors or otherwise act alone or in concert with others (including by or through any group of which Borse Dubai or any of its Affiliates is a member) to make public statements or otherwise seek to control or influence the management or Board of Directors of Nasdaq or any of its controlled Affiliates;

(e) form, join or any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any securities of Nasdaq; or

(f) either directly or indirectly in concert with others (including by or through any group of which Borse Dubai or any of its Affiliates is a member) publicly announce or disclose any intention, or enter into or disclose any plan or arrangement inconsistent with the foregoing (including publicly making a request that Nasdaq or the Board of Directors waive, amend or terminate any provisions of this Nasdaq Stockholders’ Agreement or making such a request if such request would reasonably be likely to require public disclosure by any Person or otherwise result in public disclosure).

Section 5.2 Permitted Action. Notwithstanding the provisions of Section 5.1, nothing herein shall prohibit or restrict Borse Dubai or its Affiliates from making any disclosure pursuant to Section 13(d) of the Exchange Act that Borse Dubai or such Affiliate reasonably believes, based on the advice of independent legal counsel, is required in connection with any action taken by Borse Dubai or such Affiliate that is not inconsistent with this Nasdaq Stockholders’ Agreement.

Section 5.3 Suspension and Termination.

(a) The restrictions contained in Section 5.1 shall terminate and shall cease to apply upon the earliest to occur of the following (the “Standstill Termination Date”): (i) the 10th anniversary of the date of this Nasdaq Stockholders’ Agreement, (ii) Borse Dubai beneficially owning less than 10% of the outstanding Shares, (iii) Nasdaq entering into a definitive agreement which, if consummated, would result in a Change of Control, (iv) the consummation of a Change of Control, (v) no Borse Dubai Board Designee being elected to the Board of Directors by shareholders at two consecutive meetings of shareholders of Nasdaq held for purposes of the election of directors and for which a Borse Dubai Board Designee has been nominated or (vi) Nasdaq (or its Affiliates) holding less than 1,250,000 shares (as adjusted for any stock dividend, stock split, recapitalization or similar event in respect of such shares) in DIFX; provided, however, that for purposes of determining the number of shares in DIFX held by Nasdaq or its Affiliates, shares in DIFX disposed of pursuant to Sections 2.1(a)(ii)(C), 2.1(a)(ii)(D) and 2.4 of the DIFX Stockholders’ Agreement shall be considered to be held by Nasdaq (or its Affiliates).

(b) On the Standstill Termination Date, (x) if any Borse Dubai Board Designees are members of the Board of Directors or a Borse Dubai Nominating Committee Designee is a member of the Nominating Committee, then at the Board of Directors’ request such Borse Dubai Board Designees shall immediately resign from the Board of Directors and all committees thereof and the Borse Dubai Nominating Committee Designee shall immediately resign from the Nominating Committee and (y) any rights of Borse Dubai under Section 3.1 of this Nasdaq Stockholders’ Agreement shall immediately and permanently terminate.

Section 5.4 Certain Tender Offers. Notwithstanding the provisions of Section 5.1, if a Third Party Tender Offer is made and, within 10 Business Days of the date on which the Third Party Tender Offer is first published or sent or given, the Board of Directors does not recommend rejection of the Third Party Tender Offer in accordance with Rule 14e-2 under the Exchange Act, then Borse Dubai may tender into such Third Party Tender Offer, but in all other respects the provisions of Section 5.1 shall continue to apply.

Section 5.5 Preemptive Rights.

(a) At any time prior to the Standstill Termination Date, prior to any sale or issuance by Nasdaq of any Shares or any securities exchangeable for, or convertible into, Shares (the “Offered Shares”) in any capital raising transaction (other than a sale or issuance described in Section 5.5(f)) which would cause Borse Dubai to own less than 19.99% of the Shares calculated on a fully diluted basis, which shall be calculated in accordance with the methodology set forth on Schedule A (a “Proposed Issuance”), Nasdaq shall give Borse Dubai advance written notice (the “Notice of Issuance”) of the Proposed Issuance, setting forth the proposed price (which, in the case of an underwritten offering, may be the price to be established by Nasdaq and the underwriters at the time of the pricing of the offering), number of Shares (which may be a fixed number of Shares to be offered to third parties, subject to increase to make allowance for issuance to Borse Dubai) and other material terms and conditions under which Nasdaq proposes to make such sale, to the extent available (the date such notice is received by Borse Dubai, the “Notice Date”). Borse Dubai shall have the right, exercisable as hereinafter provided, to purchase the Proportional Share Amount (as defined below) with respect to such Offered Shares on terms which are at least as favorable to Borse Dubai as to any other prospective investor. To exercise such right, Borse Dubai shall provide within ten (10) Business Days after the Notice Date to Nasdaq an irrevocable notice of exercise (an “Exercise Notice”), providing that it elects to purchase up to the Proportional Share Amount and the number of Offered Shares it elects to purchase and stating, if applicable, whether such amount would automatically increase in connection with the exercise of an over-allotment option granted to underwriters in the Proposed Issuance, if any. If any material term of the Proposed Issuance is changed from that set forth in the Notice of Issuance, Nasdaq shall give Borse Dubai prompt written notice (the “Revised

Notice of Issuance”) of the revised terms of the Proposed Issuance, and setting forth such revised terms (the date such Revised Notice of Issuance is received by Borse Dubai is hereinafter referred to as the “Revised Notice Date”). Borse Dubai may, until the later of (x) five (5) Business Days from the Revised Notice Date (or such shorter time, if Nasdaq determines is required under the circumstances related to the Proposed Issuance) or (y) ten (10) Business Days from the original Notice Date, provide Nasdaq with an amended Exercise Notice. The number of Offered Shares (the “Proportional Share Amount”) which Borse Dubai may acquire in a Proposed Issuance shall be equal to the number of Offered Shares proposed to be sold or issued by Nasdaq in the Proposed Issuance multiplied by a fraction, the numerator of which is the number of Shares owned by Borse Dubai as of the Notice Date, and the denominator of which is the total number of Shares issued and outstanding as of the Notice Date (each as calculated in accordance with the methodology set forth on Schedule A). Nasdaq’s obligation hereunder shall be subject to any regulatory approvals as may be required in connection with the exercise by Borse Dubai of the right to purchase Offered Shares as set forth in this Section 5.5 provided, however, that Nasdaq shall use its reasonable best efforts to obtain any such approvals.

(b) If, within the time required in paragraph (a) above, Borse Dubai does not notify Nasdaq that it intends to purchase any Offered Shares, then Nasdaq may, during a period of sixty (60) days following the end of such period sell and issue such securities not otherwise purchased by Borse Dubai to third parties at the same price and upon the same terms and conditions as set forth in the Notice of Issuance or Revised Notice of Issuance given to Borse Dubai pursuant to paragraph (a) above.

(c) If Borse Dubai elects to purchase Offered Shares from Nasdaq pursuant to this Section 5.5, Borse Dubai and Nasdaq shall consummate the purchase and sale of such Offered Shares in the manner and on the terms and date of the closing of the Proposed Issuance as set forth in the Notice of Issuance or Revised Notice of Issuance, as the case may be or, if applicable, the second business day after all shareholder and regulatory filings and approvals required for the consummation of such purchase have been obtained. Payment for such Offered Shares shall be by wire transfer of immediately available funds to a bank account or accounts designated in writing by Nasdaq at least two Business Days prior to scheduled closing therefore, against delivery of such Offered Shares at the executive offices of Nasdaq at the time of the scheduled closing therefor.

(d) Notwithstanding the provisions of this Section 5.5, Nasdaq is not subject to any obligation to undertake a Proposed Issuance and may, at any time, withdraw or abandon, without the consent of Borse Dubai, any Proposed Issuance contemplated by this Section 5.5.

(e) The rights of Borse Dubai hereunder shall be subject to all reasonable terms and conditions as the managing underwriters (if any) of the Proposed Issuance may require of Borse Dubai, including (but not limited to) any limitations on the right of Borse Dubai to sell any of the Offered Shares following the consummation of the Proposed Issuance.

(f) The rights of Borse Dubai under this Section 5.5 shall not apply to:

(i) the issuance of any securities upon conversion or exchange of (A) any outstanding Derivative Securities in accordance with the terms thereof in effect on the date hereof or (B) any Derivative Securities issued after the date hereof in accordance with the terms thereof on the date of issuance, provided that such Derivative Securities were offered in compliance with Section 5.5(a) hereof;

(ii) the issuance of any shares of capital stock of Nasdaq, in connection with a split or subdivision or similar transaction with respect to shares of capital stock of Nasdaq;

(iii) the issuance of any Offered Shares with respect to which the participation of Borse Dubai pursuant to this Section 5.5 would require approval of Nasdaq’s shareholders, regardless of the number of Offer Shares included in such Offer (which shareholder approval Nasdaq shall use its reasonable best efforts to obtain prior to the issuance of such Offered Shares to any third party), unless and until such shareholder approval is obtained; provided, however, if approval of Nasdaq’s shareholders with respect to the issuance of such Offered Shares is required for any other reason, this exception to Borse Dubai’s rights shall not apply;

(iv) the issuance of any Offered Shares with respect to which Borse Dubai’s participation would require regulatory approvals, which Nasdaq shall use its commercially reasonable efforts to obtain, unless and until such regulatory approvals are obtained;

(v) any shares of Common Stock or related Derivative Securities issued to employees, officers and directors of, and consultants, customers and vendors to, Nasdaq, pursuant to any arrangement approved by the Board of Directors;

(vi) Common Stock issued pursuant to or upon exercise or conversion of securities issued in connection with a merger, consolidation, share exchange or other reorganization or business combination involving Nasdaq; and

(vii) Common Stock issued upon exercise of securities issued pursuant to rights distributed to holders of Common Stock generally.

(g) The rights contained in this Section 5.5 shall terminate upon the earliest to occur of (i) the consummation of a Change of Control, (ii) the termination of this Nasdaq Stockholders’ Agreement pursuant to Section 7.4 hereof, (iv) the Standstill Termination Date, or (v) Borse Dubai ceasing to beneficially own at least 19.99% of the Shares calculated on a fully diluted basis (in accordance with the methodology set forth on Schedule A), as the result of any Transfers by Borse Dubai.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification. Nasdaq will indemnify, exonerate and hold Borse Dubai and each of its partners, stockholders, members, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the partners, stockholders, members, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses)

incurred by the Indemnified Parties or any of them before or after the date hereof (collectively, the “Indemnified Liabilities”), arising out of any actual or threatened action, cause of action, suit, or claim arising directly or indirectly out of Borse Dubai’s actual, alleged or deemed control or ability to influence Nasdaq or any of its Subsidiaries (other than any such Indemnified Liabilities that arise out of any breach of this Nasdaq Stockholders’ Agreement by such Indemnified Party or other related Persons); provided that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, Nasdaq hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. The rights of any Indemnified Party to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Indemnified Party is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the certificate of incorporation, bylaws or other organizational documents of Nasdaq or any of its Subsidiaries and shall extend to such Indemnified Party’s successors and assigns.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices.

(a) All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile or similar writing) and shall be given to:

(b) Nasdaq at:

The Nasdaq Stock Market, Inc.

One Liberty Plaza

New York, NY 10006

Attn: Edward S. Knight, Esq.

Fax: (301) 978-8471

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn: Eric J. Friedman, Esq.

Fax: (917) 777-2204

(c) If to Borse Dubai, to:

Borse Dubai Limited

P.O. Box 506690

Level 7, Precinct Building 5, Gate District

Dubai International Financial Centre

Dubai, UAE

Attn: Essa Kazim

Fax: +971 (4) 331 4924

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attn: David M. Wilf, Esq.

Fax: (212) 351-6277

or such other address or facsimile number as such Party may hereinafter specify for the purpose of giving such notice to the Party. Each such notice, request or other communication shall be deemed to have been received (i) if given by facsimile, when such facsimile is transmitted to the Fax number specified pursuant to this Section 7.1 and confirmation of receipt is received or (ii) if given by any other means, when delivered at the address specified in this Section 7.1.

Section 7.2 No Waivers; Amendments.

(a) No failure or delay on the part of any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b) Neither this Nasdaq Stockholders’ Agreement nor any term or provision hereof may be amended or waived in any manner other than by instrument in writing signed, in the case of an amendment, by each of Borse Dubai and Nasdaq, or in the case of a waiver, by the Party against whom the enforcement of such waiver is sought.

Section 7.3 Non-Disparagement. Until the termination of this Nasdaq Stockholders’ Agreement, each of the Parties agrees that none of it or its respective Subsidiaries, Affiliates, successors or assigns shall, and each Party shall instruct its Representatives not to, in any way intentionally disparage, attempt to discredit, or otherwise call into disrepute, any other Party or such other Party’s Subsidiaries, Affiliates, successors, assigns, stockholders or Representatives, or any of such Party’s products or services, in any manner that could reasonably be expected to (i) damage the business or reputation of such other Party, its products or services or its Subsidiaries, Affiliates, successors, assigns or Representatives or (ii), subject to the terms of this Nasdaq Stockholders’ Agreement, disrupt, impede, hinder or delay such other Party’s attempts to consummate the transactions contemplated by this Nasdaq Stockholders’ Agreement. Without limiting the foregoing, neither Party shall make any comments or statements to any non-party (including the press, employees or former employees of the other Party, any client or prospective or former client of the other Party, any individual or entity with whom the other Party has a business relationship or any other Person), if such comment or statement reasonably could be expected to adversely affect the conduct of the business of the other Party, or any of its plans or prospects or the business reputation of such other Party or any of such other Party’s products or services or that of any of its Subsidiaries, Affiliates, successors, assigns or Representatives, except as may be required by applicable law, Authority, judicial order or subpoena; provided, however, that any party making such comments or statements to comply with applicable law, Authority, judicial order or subpoena shall, to the extent that such grant would not conflict with applicable law, first grant each other party reasonable opportunity to review such comments or statements.

Section 7.4 Termination . Subject to Article VI, this Nasdaq Stockholders’ Agreement shall terminate and be of no further force or effect with respect to Borse Dubai upon such date that Borse Dubai no longer holds any Shares; provided, however, that each Party shall retain all rights and claims following such termination with respect to breaches of the covenants and agreements set forth herein occurring prior to such termination. The provisions of Section 7.5 shall survive any termination of this Nasdaq Stockholders’ Agreement.

Section 7.5 Confidentiality. Each of the Parties shall, and shall cause its Affiliates to, keep confidential, disclose only to its Affiliates or Representatives and use only in connection with the transactions contemplated by this Nasdaq Stockholders’ Agreement all information and data obtained by them from the other Party or its Affiliates or Representatives relating to such other Party or the transactions contemplated hereby (other than information or data that (i) is or becomes available to the public other than as a result of a breach of this Section 7.5, (ii) was available on a non-confidential basis prior to its disclosure to or by one Party to another, or (iii) becomes available to one Party on a non-confidential basis from a source other than the other Party, provided that such source is not known by the receiving Party, after reasonable inquiry, to be bound by a confidentiality agreement with either of the non-receiving Parties or their Representatives and is not otherwise prohibited from transmitting the information to the receiving Party by a contractual, legal or fiduciary obligation), unless disclosure of such information or data is required by applicable law.

Section 7. 6 Successors and Assigns. All the terms and provisions of this Nasdaq Stockholders’ Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and the successors and assigns of each Party, whether so expressed or not. None of the Parties may assign any of its rights or obligations hereunder, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Borse Dubai may assign this Nasdaq Stockholders’ Agreement, in whole or in part, to any Subsidiary of Borse Dubai without the prior consent of Nasdaq; provided further, however, that such assignment shall only be valid for so long as such Subsidiary remains a Subsidiary of Borse Dubai, provided still further, however, that no assignment shall limit the assignor’s obligations hereunder. Except as expressly set forth herein, this Nasdaq Stockholders’ Agreement shall not inure to the benefit of or be enforceable by any other Person.

Section 7.7 Headings. The headings in this Nasdaq Stockholders’ Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

Section 7.8 No Inconsistent Agreements. Nasdaq will not hereafter enter into any agreement with respect to its securities that is inconsistent with the rights granted to Borse Dubai in this Nasdaq Stockholders’ Agreement. Nasdaq represents and warrants to Borse Dubai that it has not previously entered into any agreement with respect to any of its debt or equity securities granting any registration rights to any Person which is currently in effect, except for the 2005 Registration Rights Agreement

Section 7.9 Severability. The invalidity or unenforceability of any provision of this Nasdaq Stockholders’ Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Nasdaq Stockholders’ Agreement in such jurisdiction or the validity, legality or enforceability of this Nasdaq Stockholders’ Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the Parties hereunder will be enforceable to the fullest extent permitted by applicable law.

Section 7.10 Recapitalization, Etc. In case of any consolidation, merger, reorganization, reclassification, sale, conveyance, consolidation, spin-off, partial or complete liquidation, stock dividend, transfer or lease in which Nasdaq is not the surviving person, then (a) all rights and obligations of Nasdaq under this Nasdaq Stockholders’ Agreement shall be assumed by and transferred to any such successor person, with the same effect as if it had been named herein as the party of this first part and (b) all references in this Nasdaq Stockholders’ Agreement to “Nasdaq” shall be deemed to refer to such person; provided, however, in any case, Nasdaq will not effect any such transaction unless the successor delivers to Borse Dubai an agreement in writing in a form reasonably satisfactory to Borse Dubai agreeing to be bound by the terms of this Nasdaq Stockholders’ Agreement. The intent of the Parties is to fairly and equitably preserve the original rights and obligations of the Parties hereto under this Nasdaq Stockholders’ Agreement.

Section 7.11 No Affiliation. Nothing in this Nasdaq Stockholders’ Agreement shall be deemed to constitute the parties as partners, co-venturers or agents of each other.

Section 7.12 Specific Performance. The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated hereby, will cause irreparable injury to the other Parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations, to prevent breaches of this Nasdaq Stockholders’ Agreement by such Party and to the granting by any court of the remedy of specific performance of such Party’s obligations hereunder, without bond or other security being required, in addition to any other remedy to which any Party is entitled at law or in equity. Each Party irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any Party.

The Parties hereto agree that if any of the provisions of this Nasdaq Stockholders’ Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or equity.

Section 7.13 Other Agreements.

(a) Nothing contained in this Nasdaq Stockholders’ Agreement shall be deemed to be a waiver of, or release from, any obligations any Party hereto may have under, or any restrictions on the Transfer of Shares or other securities of Nasdaq or any direct or indirect Subsidiary of Nasdaq imposed by, any other agreement.

(b) Nasdaq shall cooperate with Borse Dubai to allow Borse Dubai to recognize its investment in Nasdaq under equity accounting rules pursuant to International Financial Reporting Standards as promulgated by the International Accounting Standards Board, as in effect from time to time.

Section 7.14 New York Law. The enforceability and validity of this Nasdaq Stockholders’ Agreement, the construction of its terms and the interpretation of the rights and duties of the Parties shall be governed by the laws of the State of New York, without regard to conflict of law principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.15 Jurisdiction; Service of Process; Waiver of Jury Trial

(a) Each of the Parties unconditionally and irrevocably agrees to submit to the exclusive jurisdiction of the state and federal courts located in New York, New York for any suit, action or Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Nasdaq Stockholders’ Agreement or the transactions contemplated hereby and hereby irrevocably waives, to the fullest extent permitted by applicable law, and agrees not to assert any objection, whether as a defense or otherwise, which such Party may now or hereafter have to the laying of the venue of any such suit, action or Proceeding in any such court or that any such suit, action or Proceeding which is brought in any such court has been brought in an inconvenient forum or that such suit, action or Proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Nasdaq Stockholders’ Agreement may not be enforced in or by such courts. Each Party agrees that a final judgment in any such suit, action or Proceeding shall be conclusive and may be enforced in any other jurisdiction in which a Party may be found or may have assets by suit on the judgment or in any other manner provided by applicable law, and agrees to the fullest extent permitted by law to consent to the enforcement of any such judgment and not to oppose such enforcement or to seek review on the merits of any such judgment in any such jurisdiction.

(b) Each of the Parties hereby irrevocably consents to the service of process outside the territorial jurisdiction of such courts in any suit, Proceeding or action by giving copies thereof by hand-delivery of air courier to the address of such Party specified in Section 7.1 and such service of process shall be deemed effective service of process on such Party. However, the foregoing shall not limit the right of any Party to effect service of process on the other Parties by any other legally available method.

(c) To the extent that any Party hereto (including assignees of any Party’s rights or obligations under this Nasdaq Stockholders’ Agreement) may be entitled, in any jurisdiction, to claim for itself or its revenues, assets or properties, sovereign immunity from service of process, from suit, from the jurisdiction of any court or arbitral tribunal, from attachment prior to judgment, from attachment in aid of execution or enforcement of a judgment (interlocutory or final), or from any other legal process, and to the extent that, in any such jurisdiction there may be attributed such a sovereign immunity (whether claimed or not), each Party hereto hereby irrevocably agrees not to claim, and hereby irrevocably waives to the fullest extent permitted by law, such sovereign immunity.

(d) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.15 Counterparts; Effectiveness. This Nasdaq Stockholders’ Agreement may be executed in any number of counterparts (including by facsimile), each of which will be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. This Nasdaq Stockholders’ Agreement shall become effective when each Party shall have received counterparts hereof signed by all of the other Parties.

Section 7.16 Entire Agreement. This Nasdaq Stockholders’ Agreement, together with the OMX Transaction Agreement and the DIFX Agreement (as defined in the OMX Transaction Agreement), constitute the entire agreement and understanding among the Parties and supersede any and all prior agreements and understandings, written or oral, relating to the subject matter hereof, including the Binding Term Sheet (as defined in the OMX Transaction Agreement).

Section 7.17 Interpretation.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Nasdaq Stockholders’ Agreement as a whole and not to any particular provision of this Nasdaq Stockholders’ Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Nasdaq Stockholders’ Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Nasdaq Stockholders’ Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Nasdaq Stockholders’ Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Nasdaq Stockholders’ Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. In this Nasdaq Stockholders’ Agreement, all references to “$” are to United States dollars and all references to “SEK” are to Swedish kronor. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The Parties have participated jointly in the negotiation and drafting of this Nasdaq Stockholders’ Agreement. In the event an ambiguity or question of intent or interpretation arises, this Nasdaq Stockholders’ Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Nasdaq Stockholders’ Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties has caused this Nasdaq Stockholders’ Agreement to be duly executed, all as of the date first above written.

THE NASDAQ STOCK MARKET, INC.

By:	/s/ Edward S. Knight
Name:	Edward S. Knight
Title:	EVP & General Counsel

BORSE DUBAI LIMITED

By:	/s/ Soud Ba’Alawi
Name:	Soud Ba’Alawi
Title:	Vice Chairman

By:	/s/ Essa Kazim
Name:	Essa Kazim
Title:	Chairman